FOR IMMEDIATE RELEASE
Flag Financial Contacts:  Katie Bows (404) 760-7712
kdbows@flag.net
Dan Speight (404) 760-7706
   First Capital Contact:  Nat Padget (678) 323-7000

FLAG FINANCIAL CORPORATION ANNOUNCES PLANS
TO ACQUIRE FIRST CAPITAL BANCORP

ATLANTA, May 26, 2005 - Joseph W. Evans, chairman and chief executive officer of Flag Financial Corporation (NASDAQ: FLAG), and David R. Hink, chairman of First Capital Bancorp Inc. (OTC Bulletin Board: FCBX), jointly announced today that their companies have entered into a definitive agreement for Flag Financial Corporation to acquire First Capital Bancorp, Inc. First Capital Bancorp is a Norcross, Georgia-based bank holding company and parent company of First Capital Bank, which operates five banking offices in the north metro-Atlanta market. First Capital reported total assets of $673.8 million as of March 31, 2005.

Under the terms of the agreement, First Capital shareholders will receive 1.6 shares of Flag Financial common stock for each share of their First Capital common stock. Based on Flag Financial’s closing stock price of $15.76 per share on May 25, 2005, the transaction values First Capital at $25.22 per share, resulting in a total value of approximately $134.8 million. The acquisition has been approved by the boards of directors of both companies and is subject to the approval of both companies’ shareholders as well as customary regulatory approvals. The transaction is expected to close in the fourth quarter of 2005 and is projected to be accretive to 2006 earnings. Under terms of the definitive merger agreement, any non-institutional First Capital shareholder who owns in excess of 384,000 of the issued and outstanding pro forma shares of Flag Financial will receive cash for those shares in excess of the 384,000 share amount.

Upon completion of this transaction, Flag Financial will have total assets of approximately $1.7 billion and will operate 28 offices in the metro-Atlanta, western and central Georgia markets.

“The acquisition of First Capital will significantly accelerate our growth strategy and is projected to make Flag Bank the second-largest community bank headquartered in metro-Atlanta,” Evans said. “This will more than double our metro market presence, and with the leadership and banking talent that will be joining us from First Capital, our rate of organic growth going forward should be substantially increased.”

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J. Thomas Wiley Jr., president and chief executive officer of Flag Bank, added, “The two banks are highly complementary. We are both focused on banking owner-managed businesses and also have an emphasis on commercial and residential real estate lending. First Capital has exceptional capabilities in the cash management area that will benefit us greatly. We’re very excited about the bankers who will be joining us and believe that we will blend their talents and our talents into an exceptional bank for Atlanta.”

Under the terms of the merger agreement, H.N. (“Nat”) Padget, president and chief executive officer of First Capital Bancorp, will be named president of Flag Bank and a director of
Flag Financial Corporation. Wiley, the current president and chief executive officer of Flag Bank, will remain chief executive officer. Following the acquisition, William R. Blanton, vice chairman, chief operating officer and chief financial officer of First Capital Bancorp, will become a consultant to Flag Bank.

Commenting on the future of the organization, Padget said, “Given the increased size and expanded footprint of the combined companies, along with our proven management team, we should become the financial institution of choice among Atlanta’s business and real estate company owners.”

Sandler O’Neill & Partners, L.P. served as financial advisor to Flag Financial Corporation and Burke Capital Group, L.L.C served as financial advisor to First Capital Bancorp, Inc.

Flag Financial Corporation is a bank holding company whose wholly owned subsidiary is Flag Bank (www.flagbank.com). The Flag Financial franchise consists of 23 offices, including 16 full-service banking offices and five mortgage/loan production offices in 14 counties in Georgia. Flag Financial’s common stock is traded on the NASDAQ Stock Market under the ticker “FLAG.”

First Capital Bancorp Inc., the parent company of First Capital Bank, is the third-largest independent bank doing business exclusively in metro Atlanta. The company focuses on commercial lending and treasury management services for small- to medium-sized businesses. In May 2004, First Capital Bank and Chattahoochee National Bank merged to form the new First Capital Bank. The bank has five locations within Fulton, Gwinnett and Forsyth counties. Additional information may be found at the company’s Web site at www.fcbusa.com.

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Flag Financial’s business and growth strategies, competitive risks and other factors set forth from time to time in Flag Financial’s filings with the Securities and Exchange Commission. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,”

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“outlook,” and “anticipates” are similar expressions as they relate to Flag Financial (including its subsidiaries), or its management, and are intended to identify forward-looking statements.  Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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